Exhibit 99.1

Risk Factors that Could Affect Our Business

In the course of conducting our business operations, we could be exposed to a variety of risks that are inherent to the financial services business. A summary of some of the significant risks that could affect our financial condition and results of operations is included below. Some of these risks are managed in accordance with established risk management policies and procedures, most of which are described in the Risk Management section of the Management's Discussion and Analysis.


Market Risk
-----------
Our business may be adversely impacted by global market and economic conditions that may cause fluctuations in interest rates, exchange rates, equity and commodity prices and credit spreads. We are exposed to potential changes in the value of financial instruments caused by fluctuations in interest rates,  exchange  rates,  equity  and  commodity  prices,  credit
spreads,   and/or  other  risks.  These fluctuations may result from changes in economic conditions, monetary and fiscal policies, the liquidity of global markets, availability and cost of capital, international and regional political events, acts of war or terrorism and investor sentiment. We have a large and increasing amount of proprietary trading and investment positions, which include proprietary trading positions in fixed income, currency, commodities and equity securities, as well as in real estate, private equity and other investments. We may incur losses as a result of increased market volatility, as these fluctuations may adversely impact the valuation of our trading and investment positions. Conversely, a decline in volatility may adversely affect the results in our trading business, which depend on market volatility to create client and proprietary trading opportunities.


Credit Risk
-----------
Our business may be adversely impacted by an increase in our credit exposure related to trading, lending, and other business activities. We are exposed to the potential for credit-related losses that can occur as a result of an individual, counterparty or issuer being unable or unwilling to honor its contractual obligations. These credit exposures exist within lending relationships, commitments, letters of credit, derivatives, foreign exchange and other transactions. These exposures may arise, for example, from a decline in the financial condition of a counterparty, from entering into swap or other derivative contracts under which counterparties have obligations to make payments to us, from a decrease in the value of securities of third parties that we hold as collateral, or from extending credit to clients through loans or other arrangements. As our credit exposure increases, it could have an adverse effect on our business and profitability if material unexpected credit losses occur.

Liquidity Risk
--------------
Our business and financial condition may be adversely impacted by an inability to borrow funds or sell assets to meet maturing obligations. We are exposed to liquidity risk, which is the potential inability to repay short-term borrowings with new borrowings or assets that can be quickly converted into cash while meeting other obligations and continuing to operate as a going concern. Our liquidity may be impaired due to circumstances that we may be unable to control, such as general market disruptions or an operational problem that affects our trading clients or ourselves. Our ability to sell assets may also be impaired if other market participants are seeking to sell similar assets at the same time. Our inability to borrow funds or sell assets to meet maturing obligations, a negative change in our credit ratings that would have an adverse effect on our ability to borrow funds, or regulatory capital restrictions imposed on the free flows of funds between us and our subsidiaries may have a negative effect on our business and financial condition.


Operational Risk
----------------
We may incur losses due to the failure of people, internal processes and systems or from external events. Our business may be adversely impacted by operational failures or from unfavorable external events. We are exposed to the risk of loss resulting from the failure of people, internal processes and systems or from external events. Such operational risks may include, exposure to theft and fraud, improper business practices, client suitability and servicing risks, product complexity and pricing risk or from improper recording, evaluating or accounting for transactions. We could suffer financial loss, disruption of our business, liability to clients, regulatory intervention or reputational damage from such events, which would affect our business and financial condition.


Litigation Risk
---------------
Legal proceedings could adversely affect our operating results for a particular period and impact our credit ratings. We have been named as a defendant in various legal actions, including arbitrations, class actions, and other litigation arising in connection with our activities as a global diversified financial services institution. Some of the legal actions against us include claims for substantial compensatory and/or punitive damages or claims for indeterminate amounts of damages. In some cases, the issuers who would otherwise be the primary defendants are bankrupt or otherwise in financial distress. Given the number of these matters, some are likely to result in adverse judgments, penalties, injunctions, fines, or other relief. We are also involved in investigations and/or proceedings by governmental and self-regulatory agencies. We may explore potential settlements before a case is taken through trial because of uncertainty, risks, and costs inherent in the litigation process. In accordance with Statement of Financial Accounting Standards ("SFAS") No. 5, Accounting for Contingencies, we will accrue a liability when it is probable that a liability has been incurred and the amount of the loss can be reasonably estimated. In many lawsuits and arbitrations, including almost all of the class action lawsuits disclosed in "Other Information (Unaudited) - Legal Proceedings", it is not possible to determine whether a liability has been incurred or to estimate the ultimate or minimum amount of that liability until the case is close to resolution, in which case no accrual is made until that time. In view of the inherent difficulty of predicting the outcome of such matters, particularly in cases in which claimants seek substantial or indeterminate damages, we cannot predict what the eventual loss or range of loss related to such matters will be. Potential losses may be material to our operating results or cash flows for any particular period and may impact our credit ratings.


Regulatory and Legislative Risks
--------------------------------
Many of our businesses are highly regulated and could be impacted, and in some instances adversely impacted, by regulatory and legislative initiatives around the world. Our business may be affected by various U.S. and non-U.S. legislative bodies and regulatory and exchange authorities, such as federal and state securities and bank regulators including the SEC, the FSA, the Federal Deposit Insurance Corporation, the Office of Thrift Supervision ("OTS"), and the Utah Department of Finance Institutions, and self-regulatory organizations including The New York Stock Exchange, Inc. ("NYSE"), the National Association of Securities Dealers, Inc. ("NASD"), the Commodity Futures Trading Commission ("CFTC") and industry participants that continue to review and, in many cases, adopt changes to their established rules and policies. Such changes have occurred in areas such as corporate governance, anti-money laundering, privacy, research analyst conflicts of interest and qualifications, practices related to the issuance of securities, mutual fund trading, disclosure practices and auditor independence.



Competitive Environment
-----------------------
Competitive pressures in the financial services industry could adversely affect our business and results of operations. We compete globally for clients on the basis of price, the range of products that we offer, the quality of our services, our financial resources, and product and service innovation. The financial services industry continues to be affected by an intensifying competitive environment, as demonstrated by the introduction of new technology platforms, consolidation through mergers, increased competition from new and established industry participants and diminishing margins in many mature products and services. We compete with U.S. and non-U.S. commercial banks and other broker-dealers in brokerage, underwriting, trading, financing and advisory businesses. For example, the financial services industry in general, including us, has experienced intense price competition in brokerage, as the ability to execute trades electronically,through the internet and through other alternative trading systems has pressured trading commissions and spreads. Many of our non-U.S. competitors may have competitive advantages in their home markets.
In addition, our business is substantially dependent on our continuing ability to compete effectively to attract and retain qualified employees, including successful FAs, investment bankers, trading professionals and other revenue-producing or support personnel.

For further information on Risks refer to Note 6 to the Consolidated Financial Statements.